AvStar Aviation Group, Inc. Updates Reservation System and Convertible Debt; Announces Debit/Loyalty Card Program

Press Release Source: AvStar Aviation Group, Inc. On Tuesday September 20, 2011, 9:15 am

HOUSTON, Sept. 20, 2011 /PRNewswire/ -- AvStar Aviation Group, Inc. (AvStar) (OTCBB:AAVG.ob - News) today announced that its wholly owned subsidiary Twin Air Calypso Limited, Inc. (TACL) has begun using its new reservation/aircraft management system. The aircraft and pilot section, known as the "Scheduler" is fully operational and provides the company with live data. The customer reservation section is currently being run parallel to the existing system and is expected to be fully operational by the middle of the fourth quarter.

Beginning in October, TACL's popular Twin Pack will be available for use with a debit type card unique to the company. The card will be preloaded with the value of 20 one-way flight segments that can be used for up to one year. The card will allow the client to view their remaining balance on-line and give the company better control of the usage of Twin Packs over the current paper vouchers. There are plans for the card to be expanded to "loyalty" programs and other prepaid purchases with the anticipated expansion to commuter operations.

The company also announced that the fifth Asher convertible note was paid off in early September. The company continues to pursue alternative financing that will allow it to buy out the sixth Asher note as well as move forward with its refurbishment and expansion programs.

Forward-Looking Statements: Certain statements contained in this release issued by AvStar Aviation Group, Inc. (the "Company") that are not historical facts are "forward-looking" statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, and because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements are statements regarding the intent, belief, or current expectations, estimates, or projections of the Company, its directors, or its officers about the Company and the industry in which it operates and are based on assumptions made by management. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur. When issued in this report, the words "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," and similar expressions are generally intended to identify forward-looking statements.

Contact:
Clayton I. Gamber Jr.
President/CEO
Phone: 713-965-7582
http://www.avstarinc.com
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cgamber(at)avstarinc(dot)co